UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2005

_________________

IRWIN FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

INDIANA (State or other jurisdiction of incorporation)	0-6835 (Commission File Number)	35-1286807 (I.R.S. Employer Identification No.)

500 Washington Street

Columbus, Indiana 47201

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (812) 376-1909

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

2005 Performance Criteria Established for the Amended and Restated Short Term Incentive Plans for Irwin Mortgage Corporation, Irwin Home Equity, Irwin Union Bank and Trust Company and Irwin Commercial Finance

On February 9, 2005, the Compensation Committee of the Board of Directors of Irwin Financial Corporation (the "Company") approved the performance measures for 2005 applicable to the Amended and Restated Short Term Incentive Plans for Irwin Mortgage Corporation, Irwin Home Equity, Irwin Union Bank and Trust Company and Irwin Commercial Finance. The objectives of these Short Term Incentive Plans, which were approved by the Company's shareholders in 2004, are to produce a competitive package of total cash compensation when the payout is combined with a participant's base salary and to correlate compensation with the performance of the respective subsidiaries.

Bonuses payable to executive officers and other participants for 2005, if any, will be based on the level of subsidiary achievement against goals established for each respective subsidiary's return on equity, the performance measure established by the Compensation Committee. Return on equity for this purpose shall be calculated using net income as determined under generally accepted accounting principles divided by average shareholders' equity. After the end of 2005, the Compensation Committee will compare the final performance of each of the respective subsidiaries for such fiscal year against the targeted performance measure for return on equity established at the beginning of such fiscal year.

If goals for participants for the fiscal year as established by the Compensation Committee have been met, participants shall be eligible to receive bonus payments, subject to the right of the Compensation Committee to adjust any payment in its sole discretion as permitted under the Short Term Incentive Plans. The Compensation Committee shall certify prior to any payment in writing the extent to which the return on equity performance goal for the fiscal year has been satisfied and the amounts to be paid as a result thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRWIN FINANCIAL CORPORATION (Registrant)

Date: February 15, 2005	By: /s/ Gregory F. Ehlinger __________________________________________
GREGORY F. EHLINGER Senior Vice President and Chief Financial Officer